Exhibit 99.1

Oragenics Announces Retirement of Dr. Jeffrey Hillman

For Immediate Release

Tampa, FL (October 14, 2011) – Oragenics, Inc. (OTCBB: ORNI.OB www.oragenics.com), a biopharmaceutical company (the “Company”), announced today that its founder and Chief Scientific Officer, Dr. Jeffrey Hillman, will retire from full time service to the Company and as a director, effective October 31, 2011. Following Dr. Hillman’s separation from the Company as an employee and director, he has agreed to continue to be available to assist the Company as a consultant.

Dr. Hillman stated “For the past fifteen years, Oragenics has been a significant part of my life and it will remain so. While the work of developing the Company’s technologies has been very important to me, I believe this is the right time for me to take a less active role and I look forward to assisting Oragenics in my new role as a consultant.” Dr. Hillman continued “I believe Oragenics has tremendous potential with its currently marketed ProBiora3 oral probiotic products, its SMaRT Replacement Therapy technology and a pipeline of novel antibiotic candidates. I have full confidence in the Company’s leadership and believe that Oragenics’ brightest days are ahead.”

Dr. Hillman co-founded the Company in 1996 and is the inventor of Oragenics’ technologies. Dr. Hillman has served as our Chief Scientific Officer and as a Director since November 1996.

Dr. Frederick Telling, the Company’s Chairman said, “Dr. Hillman has brought to the Company an extensive background spanning over 30 years in biotechnology research and development and a deep knowledge and understanding of Oragenics’ technology, and business. All of us at Oragenics are grateful for his knowledge and dedicated commitment throughout our journey to get us where we are today. We wish him the best in his retirement.”

“Dr. Hillman’s vision and work ethic have had a significant impact on Oragenics,” said Dr. John Bonfiglio, President and Chief Executive Officer of Oragenics. “We are all proud to be a part of the legacy he has built, both within the Company and in the communities we serve, and we offer him our most sincere gratitude for his years of service.”

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about the company, visit www.oragenics.com or contact Brian Bohunicky at (813) 286-7900.